Exhibit 99.1

At the Company:
Akorn Inc.
Arthur S. Przybyl
President and CEO
(847) 279-6100

FOR IMMEDIATE RELEASE

Arbitrator Resolves Dispute between Akorn, Inc. and AEG Partners LLC

Buffalo Grove, IL, August 27, 2004 — Akorn, Inc. (OTCBB:AKRN.OB) today announced that the matter submitted to binding arbitration between Akorn and AEG Partners LLC (“AEG”) has been resolved. The matter submitted to arbitration concerned a dispute between Akorn and AEG regarding a success fee payment that AEG claimed it was due in connection with a transaction between Akorn and a group of investors that occurred on October 7, 2003. The arbitrator took the matter under submission and rendered his decision dated August 19, 2004, which Akorn received on August 23, 2004. The arbitrator’s decision (i) directed Akorn to pay to AEG the sum of $300,000, plus interest of 5% per annum from October 7, 2003 (approximately $13,479), (ii) directed Akorn to issue to AEG warrants to purchase 1,250,000 shares of Akorn’s common stock at an exercise price of $0.75 per share, and (iii) denied AEG’s request that Akorn pay AEG’s attorneys’ fees and costs. As a result of the arbitrator’s decision, Akorn will be recording a one-time gain of approximately $373,000 in the third quarter of 2004. If AEG decides to exercise all of its warrants, Akorn will receive $937,500 at an exercise price of $0.75 per share.

About Akorn, Inc.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.

Any statements made by Akorn, Inc. (“we”, “us”, “our”, “Akorn” or the “Company”) in this press release that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that important factors may affect the Company’s actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, risks and uncertainties relating to (i) the ability to generate cash from operations sufficient to meet the Company’s working capital requirements, (ii) the necessity of complying with various regulatory procedures in the manufacture of drug products, (iii) the Company’s ability to acquire, develop, finance, test, produce and market new products, including the availability of materials to produce products, (iv) the resolution of the FDA compliance issues at the Company’s Decatur, Illinois manufacturing facility and the outcome of other legal proceedings involving the Company, (v) patent protection for the Company’s intellectual property or trade secrets, and (vi) other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption “Factors That May Affect Future Results” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.